UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Illumina, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMENDMENT TO PROXY STATEMENT DATED APRIL 14, 2022

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2022

This amendment (“Amendment”) amends the definitive proxy statement filed by Illumina, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on April 14, 2022 (the “2022 Proxy Statement”). The 2022 Proxy Statement was filed in connection with the Company’s 2022 annual meeting of stockholders to be held on May 26, 2022 (the “Annual Meeting”).

This Amendment modifies certain disclosure in the 2022 Proxy Statement on the voting requirements for and the effect of broker non-votes on “Proposal 5: Vote to Approve an Amendment and Restatement of Our Certificate of Incorporation to Permit Stockholders to Call Special Meetings” (“Proposal 5”).

The vote required to approve Proposal 5 is the affirmative vote of a majority of the Company’s outstanding voting securities, voting as a single class. The vote required for approval is correctly stated on page 68 of the 2022 Proxy Statement; however, the table summarizing the vote required for each proposal on page 78 of the 2022 Proxy Statement incorrectly describes the vote required to approve Proposal 5 as a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

The 2022 Proxy Statement explains on page 75 that brokers who do not receive voting instructions from their clients do not have discretion to vote the related shares with respect Proposal 5. Because Proposal 5 requires an affirmative vote of a majority of the Company’s outstanding voting securities, voting as a single class, we are amending the description of the effect of broker non-votes contained on page 76 of the 2022 Proxy Statement to make clear that, for Proposal 5, broker non-votes will have the same effect as a vote against.

This Amendment also corrects a clerical error in reference to the number of proposals stockholders will be asked to vote on contained on page 72 of the 2022 Proxy Statement, changing it from three to five.

Amendments to the Questions and Answers

The answers to the following questions contained on pages 72, 76 and 78 of the 2022 Proxy Statement are hereby revised in their entirety to read as follows:

What am I voting on at the annual meeting?

Stockholders will be asked to vote on five proposals. The proposals are to:

1.  Elect as directors the nine nominees named in this proxy statement to hold office for one year or until his or her successor is elected;

2.  Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023;

3.  Hold an advisory vote to approve the compensation paid to the “named executive officers” as disclosed in this proxy statement;

4.  Hold an advisory vote on a stockholder proposal regarding the right of stockholders to call special meetings; and

5.  Hold a vote to approve an amendment and restatement of our Certificate of Incorporation to permit stockholders to call special meetings.

What is the effect of a broker non-vote?	Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting because brokers will have discretionary authority to vote on Proposal 2. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to non-discretionary matters. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on Proposals 1, 3 and 4. However, with respect to Proposal 5, broker non-votes will have the same effect as a vote against.

How many votes are required to approve each proposal?

Proposal	Vote Required	Votes that May be Cast	Board of Directors’ Recommendation
Proposal 1 — Election of nine nominees to the Board of Directors	A nominee for director will be elected if the votes cast FOR such nominee exceed the votes cast AGAINST such nominee	FOR, each nominee AGAINST, each nominee ABSTAIN, each nominee Shares voted “ABSTAIN” will have no effect on the election of directors	FOR, each nominee

Proposal 2 — Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Proposal 3 — Advisory vote to approve the compensation of the “named executive officers” as disclosed in this proxy statement	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Proposal 4 — Advisory vote on a stockholder proposal regarding the right of stockholders to call special meetings	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	AGAINST

Proposal 5 — Vote to approve an amendment and restatement of our Certificate of Incorporation to permit stockholders to call special meetings	Majority of the outstanding voting securities, voting as a single class, must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Except as described in this Amendment, none of the information presented in the 2022 Proxy Statement is affected by this Amendment. This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2022 Proxy Statement contains other important additional information. This Amendment should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Important Information Regarding the Availability of Proxy Materials for the Annual Meeting

This Amendment, the 2022 Proxy Statement and the Company’s Annual Report on Form 10-K are available at www.proxyvote.com.